Exhibit 99.1

FOR IMMEDIATE RELEASE

Syneos Health Reports Fourth Quarter and Full Year 2022 Results

•
Revenue for the fourth quarter of $1,359.9 million decreased 1.0% on a reported basis and increased 1.7% on a constant currency basis year-over-year.
•
Clinical Solutions net new business awards and book-to-bill ratios:
o
Including reimbursable out-of-pocket expenses, $470.1 million for the fourth quarter, year-over-year growth of 31.2% and a book-to-bill ratio of 0.46x, and $2,841.6 million for the trailing twelve months, a year-over-year decline of 35.0% and a book-to-bill ratio of 0.70x.
o
Excluding reimbursable out-of-pocket expenses, $268.9 million for the fourth quarter, a year-over-year decline of 70.0% and a book-to-bill ratio of 0.39x, and $2,148.5 million for the trailing twelve months, a year-over-year decline of 40.1% and a book-to-bill ratio of 0.77x.
•
Commercial Solutions net new business awards and book-to-bill ratios:
o
Including reimbursable out-of-pocket expenses, $467.4 million for the fourth quarter, a year-over-year decline of 3.7% and a book-to-bill ratio of 1.39x, and $1,382.1 million for the trailing twelve months, year-over-year growth of 1.6% and a book-to-bill ratio of 1.05x.
o
Excluding reimbursable out-of-pocket expenses, $396.0 million for the fourth quarter, a year-over-year decline of 5.6% and a book-to-bill ratio of 1.43x, and $1,180.1 million for the trailing twelve months, a year-over-year decline of 1.3% and a book-to-bill ratio of 1.05x.
•
Year-over-year ending backlog:
o
Including reimbursable out-of-pocket expenses, a year-over-year decline of 12.4% in Clinical Solutions and year-over-year growth of 0.7% in Deployment Solutions as of December 31, 2022.
o
Excluding reimbursable out-of-pocket expenses, a year-over-year decline of 10.5% in Clinical Solutions and flat year-over-year in Deployment Solutions as of December 31, 2022.
•
GAAP net income of $55.5 million decreased 26.9% year-over-year.
•
Adjusted EBITDA of $209.1 million decreased 11.8% year-over-year.
•
GAAP diluted earnings per share of $0.54 decreased 25.0% year-over-year.
•
Adjusted diluted earnings per share of $1.23 decreased 16.9% year-over-year.
•
Announced full year 2023 guidance.

MORRISVILLE, N.C. – February 16, 2023 – Syneos Health (Nasdaq:SYNH), a leading fully integrated biopharmaceutical solutions organization, today reported financial results for the three months and year ended December 31, 2022.

"Our results this quarter came in as expected with Commercial awards, in particular, strong. Our senior leadership is relentlessly focused on our customers, employees and the continued transformation of our business," said Michelle Keefe, CEO, Syneos Health. “We remain confident in our strategy and the long term market opportunity, and are encouraged by feedback we’re receiving from our customers and the early signs of positive impact from our investments.”

Please refer to the "Use of Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Measures" included in this press release and accompanying tables for important disclosures about non-GAAP measures and a reconciliation of these measures to the nearest GAAP measures.

Fourth Quarter 2022 Results

Revenue of $1,359.9 million decreased 1.0% on a reported basis and increased 1.7% on a constant currency basis for the three months ended December 31, 2022, compared to the same period in the prior year. Clinical Solutions revenue of $1,023.3 million decreased 2.1% on a reported basis and increased 0.7% on a constant currency basis. Commercial Solutions revenue of $336.6 million increased 2.5% on a reported basis and 4.8% on a constant currency basis. Prior period segment results have been recast to conform to insignificant changes to management reporting in 2022.

GAAP net income for the three months ended December 31, 2022 decreased 26.9% to $55.5 million, resulting in diluted earnings per share of $0.54, compared to GAAP net income of $76.0 million, or diluted earnings per share of $0.72, for the three months ended December 31, 2021. Adjusted net income for the three months ended December 31, 2022 decreased 18.6% to $126.7 million, resulting in adjusted diluted earnings per share of $1.23, compared to adjusted net income of $155.8 million, or adjusted diluted earnings per share of $1.48, for the three months ended December 31, 2021.

Adjusted EBITDA of $209.1 million for the three months ended December 31, 2022 decreased 11.8% to compared to the prior year.

Full Year 2022 Results

Revenue of $5,393.1 million increased 3.5% on a reported basis and 5.8% on a constant currency basis for the year ended December 31, 2022, compared to the prior year. Clinical Solutions revenue of $4,070.6 million increased 1.3% on a reported basis and 3.8% on a constant currency basis. Acquisitions contributed approximately 66 basis points to Clinical Solutions reported revenue growth. Commercial Solutions revenue of $1,322.5 million increased 10.6% on a reported basis and 12.6% on a constant currency basis.

GAAP net income for the year ended December 31, 2022 increased 13.5% to $266.5 million, resulting in diluted earnings per share of $2.58, compared to GAAP net income of $234.8 million, or diluted earnings per share of $2.24, for the year ended December 31, 2021. Adjusted net income for the year ended December 31, 2022 increased 4.2% to $488.2 million, resulting in adjusted diluted earnings per share of $4.72, compared to adjusted net income of $468.4 million, or adjusted diluted earnings per share of $4.46, for the year ended December 31, 2021.

Adjusted EBITDA of $800.8 million for the year ended December 31, 2022 increased 4.6% compared to the prior year.

Net New Business Awards and Backlog

Net new business awards and book-to-bill ratios for the three months and year ended December 31, 2022 were as follows (dollars in millions):

	Three Months Ended December 31, 2022			Year Ended December 31, 2022
	Net new business awards	Book-to-bill ratio		Net new business awards	Book-to-bill ratio
Including reimbursable out-of-pocket expenses:
Clinical Solutions	$470.1	0.46	x	$2,841.6	0.70	x
Commercial Solutions	467.4	1.39	x	1,382.1	1.05	x
Total	$937.5	0.69	x	$4,223.7	0.78	x

Excluding reimbursable out-of-pocket expenses:
Clinical Solutions	$268.9	0.39	x	$2,148.5	0.77	x
Commercial Solutions	396.0	1.43	x	1,180.1	1.05	x
Total	$664.9	0.69	x	$3,328.6	0.85	x

Our backlog as of December 31, 2022, was as follows (dollars in millions):

Including reimbursable out-of-pocket expenses:	2022	2021	Change
Clinical Solutions	$9,262.7	$10,569.0	(12.4)%
Commercial Solutions - Deployment Solutions	865.9	860.3	0.7%
Total backlog	$10,128.6	$11,429.3	(11.4)%
Excluding reimbursable out-of-pocket expenses:
Clinical Solutions	$6,062.2	$6,773.3	(10.5)%
Commercial Solutions - Deployment Solutions	688.1	687.9	0.0%
Total backlog	$6,750.3	$7,461.2	(9.5)%

Liquidity and Capital Management Update

Cash flows provided by operating activities were $123.8 million and $427.0 million during the three months and year ended December 31, 2022, respectively.

On October 3, 2022, the Company amended its accounts receivable financing agreement to increase the available borrowing amount from $400.0 million to $550.0 million, extended the maturity to October 2025, and drew down the additional $150.0 million. At the same time, the Company paid down $150.0 million on the term loan facilities under its Credit Agreement.

On November 4, 2022, the Company entered into an Amended & Restated Credit Agreement (“A&R Credit Agreement”) that extended and refinanced the existing Credit Agreement. The A&R Credit Agreement matures in November 2027 and includes a $1.35 billion term loan A facility (“Term A Facility”) and an increase to the revolving term facility ("Revolver") of $400.0 million to $1.0 billion. The full Term A Facility and $261.0 million on the Revolver were drawn at closing to pay off the existing Credit Agreement.

During the three months ended December 31, 2022, the Company made voluntary prepayments of $140.0 million on its revolving credit facility.

During the three months ended December 31, 2022, the Company did not repurchase any common stock. During the year ended December 31, 2022, the Company repurchased $150.0 million of common stock and has $350.0 million of remaining share repurchase authorization available through December 31, 2024.

Full Year 2023 Business Outlook

The Company's guidance takes into account a number of factors, including existing backlog, current sales pipeline, trends in cancellations and delays, trends in reimbursable out-of-pocket expenses, and the Company’s ForwardBound and Project Velocity initiatives, which includes expansion of the Syneos Operations Network, process optimization, workforce management and automation initiatives. In addition, the guidance presented below represents the Company’s best efforts to estimate economic trends, including inflation, expected interest rates, the impact of COVID-19, and the war in Ukraine on its business. Furthermore, the guidance presented below is based on foreign currency exchange rates as of February 13, 2023, expected interest rates, and the Company's expected non-GAAP effective tax rate of approximately 23.5% for the year ending December 31, 2023. The guidance is based upon the Company's estimated number of weighted average diluted shares outstanding and does not take into account any share repurchases that may occur. The Company's full year 2023 guidance is outlined below:

	Guidance Issued February 16, 2023
	FY 2023
	Low	High
	(in millions, except per share data)
Revenue	$4,975	$5,175
GAAP Net Income	29.1	46.6
GAAP Diluted EPS	0.28	0.44
Adjusted EBITDA	675.0	725.0
Adjusted Diluted EPS	$3.26	$3.53

Webcast and Conference Call Details

Syneos Health will host a conference call at 8:00 a.m. ET on February 16, 2023, to discuss its fourth quarter and full year 2022 financial results. The live webcast will be available in listen-only mode in the Events section of the Company's Investor Relations website at investor.syneoshealth.com. To participate in conference, please register in advance at this link. Upon registration, all participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call.

A webcast replay will be available on the Investor Relations section of the Syneos Health website at investor.syneoshealth.com after 1:00 p.m. on February 16, 2023.

About Syneos Health

Syneos Health® (Nasdaq:SYNH) is a leading fully integrated biopharmaceutical solutions organization built to accelerate customer success. We translate unique clinical, medical affairs and commercial insights into outcomes to address modern market realities.

We bring together a talented team of professionals, who work across more than 110 countries, with a deep understanding of patient and physician behaviors and market dynamics.

Together we share insights, use the latest technologies and apply advanced business practices to speed our customers’ delivery of important therapies to patients.

Syneos Health supports a diverse, equitable and inclusive culture that cares for colleagues, customers, patients, communities and the environment.

To learn more about how we are Shortening the distance from lab to life®, visit syneoshealth.com or subscribe to our podcast.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including the future impact of the COVID-19 pandemic, inflation, the war between Russia and Ukraine and other macroeconomic trends on our business, financial results and financial condition, expected interest rates, anticipated financial results for the full year 2023, our sales pipeline, existing backlog and expectations of net awards, including expectations regarding lower net new business awards, expectations regarding transformation initiatives, trends in cancellations and delays, expected non-GAAP tax rate, trends in reimbursable out-of-pocket expenses, benefits of recent acquisitions, and plans for capital deployment. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to: risks associated with the COVID-19 pandemic; the Company’s potential failure to generate a large number of new business awards and the risk of delay, termination, reduction in scope, or failure to go to contract of our business awards; the Company’s potential failure to convert backlog to revenue; fluctuations in the Company’s operating results and effective income tax rate; the impact of potentially underpricing the Company’s contracts, overrunning our cost estimates, or failing to receive approval for or experiencing delays with documentation of change orders; cyber-security and other risks associated with the Company’s information systems infrastructure; changes and costs of compliance with regulations related to data privacy; concentration of the Company’s customers or therapeutic areas; the risks associated with doing business internationally, including risks related to the war in Ukraine; challenges by tax authorities of the Company’s intercompany transfer pricing policies; the Company’s potential failure to successfully increase its market share, grow its business, and execute its growth strategies; the Company’s ability to effectively upgrade its information systems; the Company’s failure to perform its services in accordance with contractual requirements, regulatory requirements, and/or ethical considerations; risks related to the management of clinical trials; the need to hire, develop, and retain key personnel; the impact of unfavorable economic conditions, including the uncertain international economic environment, changes in foreign currency exchange rates; the Company’s ability to protect its intellectual property; risks related to the Company’s acquisition strategy, including its ability to realize synergies; the Company’s relationships with customers who are in competition with each other; any failure to realize the full value of the Company’s goodwill and intangible assets; risks related to restructuring; the Company’s compliance with anti-corruption and anti-bribery laws; the Company’s dependence on third parties; potential employment liability; impacts from the Company's increasing focus on environmental sustainability and social initiatives; the Company’s ability to utilize net operating loss carryforwards and other tax attributes; downgrades of the Company’s credit ratings; competition in the biopharmaceutical services industry; outsourcing trends and changes in aggregate spending and research and development budgets; the impact of, including changes in, government regulations and healthcare reform; the Company’s ability to keep pace with rapid technological change; the cost of and the Company’s ability to service its substantial indebtedness; other risks related to ownership of the Company’s common stock; and other risk factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022 as updated by the Company’s other SEC filings, copies of which are available free of charge on the Company's website at investor.syneoshealth.com. The Company assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures and Operating Metrics

In addition to the financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), this press release contains certain non-GAAP financial measures, including adjusted net income (including adjusted diluted earnings per share), EBITDA, adjusted EBITDA, and non-GAAP effective income tax rate. We also present revenue growth in constant currency. Constant currency revenue growth is defined as revenues for a given period restated at the comparative period's foreign currency exchange rates measured against the comparative period's revenues. Constant currency segment revenue growth is defined as revenue for a given period restated at the comparative period’s foreign currency exchange rates measured against the comparative period’s revenues.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s financial performance that excludes or includes amounts from the most directly comparable measure calculated and presented in accordance with GAAP in the statements of operations, balance sheets, or statements of cash flows of the Company.

The Company defines adjusted net income (including adjusted diluted earnings per share) as net income (including diluted earnings per share) excluding acquisition-related amortization; restructuring and other costs; transaction, integration-related and other expenses; share-based compensation expense; gain or loss on extinguishment of debt; other expense (income), net; and the income tax effect of the above adjustments.

EBITDA represents earnings before interest, taxes, depreciation and amortization. The Company defines adjusted EBITDA as EBITDA, further adjusted to exclude expenses and transactions that the Company believes are not representative of its core operations, namely: restructuring and other costs; transaction, integration-related and other expenses; share-based compensation expense; other expense (income), net; and gain or loss on extinguishment of debt. The Company presents EBITDA and adjusted EBITDA because it believes they are useful metrics for investors as they are commonly used by investors, analysts and debt holders to measure the Company's ability to fund capital expenditures and meet working capital requirements.

Each of the non-GAAP measures noted above are used by management and the Board to evaluate the Company's core operating results because they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business. Adjusted net income (including adjusted diluted earnings per share) and adjusted EBITDA are used by management and the Board to assess the performance of the Company's business.

Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in this press release and the accompanying tables.

We also present certain key operating metrics excluding reimbursable out-of-pocket expenses, due to our expectations that reimbursable out-of-pocket expenses as a percentage of revenue will remain lower relative to pre-pandemic levels. Specifically, Clinical Solutions book-to-bill ratio excluding reimbursable out-of-pocket expenses, represents Clinical Solutions net new business awards, excluding reimbursable out-of-pocket expenses, divided by Clinical Solutions revenue, excluding reimbursable out-of-pocket expenses, in each case for the respective period. Commercial Solutions book-to-bill ratio excluding reimbursable out-of-pocket expenses, represents Commercial Solutions net new business awards, excluding reimbursable out-of-pocket expenses, divided by Commercial Solutions revenue, excluding reimbursable out-of-pocket expenses, in each case for the respective period. Segment operating metrics such as backlog, net new business awards and book-to-bill ratio are not necessarily indicative of future financial results and are subject to change due to cancellations, changes in project scope or delays.

Investor Relations Contact: Ronnie Speight Senior Vice President, Investor Relations Phone: +1 919 745 2745 Email: Investor.Relations@syneoshealth.com	Press/Media Contact: Gary Gatyas Executive Director, External Communications Phone: +1 908 763 3428 Email: gary.gatyas@syneoshealth.com

Exhibit 99.1

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenue	$1,359,867	$1,373,384	$5,393,082	$5,212,970

Costs and operating expenses:
Direct costs (exclusive of depreciation and amortization)	1,041,703	1,024,766	4,138,816	3,994,484
Selling, general, and administrative expenses	137,693	149,258	547,254	570,765
Restructuring and other costs	23,374	4,413	56,641	22,816
Depreciation	22,436	19,547	86,053	73,832
Amortization	39,806	44,175	161,126	161,793
Total operating expenses	1,265,012	1,242,159	4,989,890	4,823,690
Income from operations	94,855	131,225	403,192	389,280

Total other expense, net:
Interest expense, net	25,132	16,491	80,788	79,141
Loss on extinguishment of debt	750	810	817	3,612
Other expense (income), net	28,269	(2,777)	7,022	(8,633)
Total other expense, net	54,151	14,524	88,627	74,120
Income before provision for income taxes	40,704	116,701	314,565	315,160
Income tax (benefit) expense	(14,824)	40,742	48,068	80,329
Net income	$55,528	$75,959	$266,497	$234,831

Earnings per share:
Basic	$0.54	$0.73	$2.59	$2.26
Diluted	$0.54	$0.72	$2.58	$2.24
Weighted average common shares outstanding:
Basic	102,904	103,717	102,974	103,872
Diluted	103,220	104,998	103,477	105,065

Exhibit 99.1

Syneos Health, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except par value)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash, cash equivalents, and restricted cash	$112,004	$106,475
Accounts receivable and unbilled services, net	1,645,162	1,524,890
Prepaid expenses and other current assets	186,770	135,091
Total current assets	1,943,936	1,766,456
Property and equipment, net	264,295	222,657
Operating lease right-of-use assets	172,794	209,408
Goodwill	4,897,518	4,956,015
Intangible assets, net	680,863	854,067
Deferred income tax assets	50,677	35,387
Other long-term assets	189,135	193,103
Total assets	$8,199,218	$8,237,093

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$118,621	$107,535
Accrued expenses	614,200	614,441
Deferred revenue	923,875	868,455
Current portion of operating lease obligations	43,984	43,058
Current portion of finance lease obligations	24,011	20,627
Total current liabilities	1,724,691	1,654,116
Long-term debt	2,611,166	2,775,721
Operating lease long-term obligations	175,568	205,798
Finance lease long-term obligations	44,124	34,181
Deferred income tax liabilities	92,155	78,062
Other long-term liabilities	56,513	76,660
Total liabilities	4,704,217	4,824,538

Commitments and contingencies

Shareholders' equity:
Preferred stock, $0.01 par value; 30,000 shares authorized, 0 shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.01 par value; 600,000 shares authorized, 102,911 and 103,764 shares issued and outstanding as of December 31, 2022 and 2021, respectively	1,029	1,038
Additional paid-in capital	3,460,152	3,474,088
Accumulated other comprehensive loss, net of taxes	(133,874)	(49,618)
Retained earnings (accumulated deficit)	167,694	(12,953)
Total shareholders' equity	3,495,001	3,412,555
Total liabilities and shareholders' equity	$8,199,218	$8,237,093

Exhibit 99.1

Syneos Health, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$266,497	$234,831
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	247,179	235,625
Share-based compensation	57,270	65,204
Provision for doubtful accounts	4,597	367
(Benefit from) provision for deferred income taxes	(1,863)	46,522
Foreign currency transaction adjustments	(10,724)	(5,928)
Fair value adjustment of contingent obligations	—	(597)
Loss on extinguishment of debt	817	3,612
Other non-cash items	(10,074)	7,789
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, unbilled services, and deferred revenue	(88,251)	(109,364)
Accounts payable and accrued expenses	20,926	24,620
Other assets and liabilities	(59,393)	(52,403)
Net cash provided by operating activities	426,981	450,278
Cash flows from investing activities:
Payments related to acquisitions of businesses, net of cash acquired	(4,484)	(278,920)
Proceeds from notes receivable from divestiture	—	5,000
Purchases of property and equipment	(93,459)	(56,841)
Investments in unconsolidated affiliates	(7,691)	(5,741)
Loan to unconsolidated affiliate	—	(3,844)
Net cash used in investing activities	(105,634)	(340,346)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of discount	1,347,721	494,505
Payments of debt financing costs	(3,735)	(1,008)
Repayments of long-term debt	(1,785,992)	(727,277)
Proceeds from accounts receivable financing agreement	150,000	100,000
Proceeds from revolving line of credit	390,993	80,000
Repayments of revolving line of credit	(270,000)	(80,000)
Payments of contingent consideration related to acquisitions	(3,082)	(7,197)
Payments of finance leases	(7,998)	(15,774)
Payments for repurchases of common stock	(149,961)	(117,521)
Proceeds from exercises of stock options	23,705	28,148
Payments related to tax withholdings for share-based compensation	(30,808)	(31,453)
Net cash used in financing activities	(339,157)	(277,577)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	23,339	1,947
Net change in cash, cash equivalents, and restricted cash	5,529	(165,698)
Cash, cash equivalents, and restricted cash - beginning of period	106,475	272,173
Cash, cash equivalents, and restricted cash - end of period	$112,004	$106,475

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
EBITDA and adjusted EBITDA:
Net income, as reported	$55,528	$75,959	$266,497	$234,831
Interest expense, net	25,132	16,491	80,788	79,141
Income tax (benefit) expense	(14,824)	40,742	48,068	80,329
Depreciation	22,436	19,547	86,053	73,832
Amortization (a)	39,806	44,175	161,126	161,793
EBITDA	128,078	196,914	642,532	629,926
Restructuring and other costs (b)	23,374	4,413	56,641	22,816
Transaction, integration-related and other expenses (c)	17,855	21,279	36,547	52,378
Share-based compensation (d)	10,771	16,313	57,270	65,204
Other expense (income), net (e)	28,269	(2,777)	7,022	(8,633)
Loss on extinguishment of debt (f)	750	810	817	3,612
Adjusted EBITDA	$209,097	$236,952	$800,829	$765,303

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Adjusted net income:
Net income, as reported	$55,528	$75,959	$266,497	$234,831
Amortization (a)	39,806	44,175	161,126	161,793
Restructuring and other costs (b)	23,374	4,413	56,641	22,816
Transaction, integration-related, and other expenses (c)	17,855	21,279	36,547	52,378
Share-based compensation (d)	10,771	16,313	57,270	65,204
Other expense (income), net (e)	28,269	(2,777)	7,022	(8,633)
Loss on extinguishment of debt (f)	750	810	817	3,612
Income tax adjustment to normalized rate (g)	(49,613)	(4,416)	(97,749)	(63,569)
Adjusted net income	$126,740	$155,756	$488,171	$468,432

Diluted weighted average common shares outstanding	103,220	104,998	103,477	105,065

Adjusted diluted earnings per share	$1.23	$1.48	$4.72	$4.46

a.
Represents the amortization of intangible assets associated with acquired backlog, customer relationships, trade names and trademarks, intellectual property, patient communities, and acquired technologies.
b.
Restructuring and other costs consist primarily of severance costs associated with a reduction/optimization of our workforce in line with our expectations of future business operations and termination costs in connection with abandonment and closure of redundant facilities and other lease-related charges.
c.
Represents fees associated with acquisitions, stock repurchases and secondary stock offerings, debt placement and refinancings, and other corporate costs that management believes are not representative of our operating performance, including implementation costs associated with a new enterprise resource planning system and incremental costs resulting from the war in Ukraine.
d.
Represents non-cash share-based compensation expense related to awards granted under equity incentive plans.
e.
Other expense (income), net is comprised primarily of foreign currency exchange gains and losses, other gains and losses related to investments, and contingent consideration related to divested businesses.
f.
Loss on extinguishment of debt is associated with debt prepayments and refinancing activities.
g.
Represents the income tax effect of the non-GAAP adjustments made to arrive at adjusted net income using an estimated effective tax rate of approximately 21.5% for the three months ended December 31, 2022, 23.0% for the year ended December 31, 2022, 22.5% for the three months ended December 31, 2021, and 23.5% for the year ended December 31, 2021. These rates have been adjusted to exclude tax impacts related to valuation allowances recorded against deferred tax assets.

Syneos Health, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP

Full Year 2023 Guidance

(in millions, except per share data)

(unaudited)

	Guidance Issued February 16, 2023
	Low	High
EBITDA and Adjusted EBITDA:
GAAP net income	$29.1	$46.6
Adjustments (a):
Interest expense, net	139.0	149.0
Income tax (benefit) expense	12.5	20.0
Depreciation	90.0	92.0
Amortization	148.0	150.0
EBITDA	418.6	457.6
Restructuring and other costs	123.5	129.5
Transaction, integration-related and other expenses	67.0	70.0
Share-based compensation	66.0	68.0
Adjusted EBITDA	$675.0	$725.0

	Guidance Issued February 16, 2023
	Adjusted Net Income		Adjusted Diluted Earnings Per Share
	Low	High	Low	High
Adjusted net income and adjusted diluted earnings per share:
GAAP net income and diluted earnings per share	$29.1	$46.6	$0.28	$0.44
Adjustments:
Amortization (a)	148.0	150.0	1.41	1.43
Restructuring and other costs (a)	123.5	129.5	1.18	1.24
Transaction, integration-related and other expenses (a)	67.0	70.0	0.64	0.67
Share-based compensation (a)	66.0	68.0	0.63	0.65
Income tax adjustment to normalized rate (b)	(92.3)	(93.8)	(0.88)	(0.90)
Adjusted net income and adjusted diluted earnings per share (c)	$341.2	$370.3	$3.26	$3.53
a.
Amounts are estimates with an estimated range of +/- 5% and are presented gross without the benefit of associated income tax deduction.
b.
Income tax expense is calculated and the adjustments are tax-affected at an approximate effective rate of 23.5%, which represents the Company's estimated full year non-GAAP effective tax rate.
c.
Guidance for Adjusted Diluted EPS is based on an expectation of a fully diluted weighted average share count for the year ending December 31, 2023 of approximately 104.8 million shares, which will vary by quarter.